EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Harpoon Therapeutics Reports Third Quarter 2019 Financial Results and Provides Corporate Update

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Continued enrollment and dose escalation of Phase 1 trial for HPN424 and Phase 1/2a trial for HPN536, Harpoon’s lead TriTAC® product candidates in development for the treatment of prostate and ovarian and pancreatic cancers, respectively.

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Preclinical data presented for HPN328, targeting DLL3, at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics conference supports clinical development planned for the second half of 2020

–	IND submission for HPN217 for the treatment of multiple myeloma expected by year end followed by initiation of a Phase 1/2 clinical trial in the first half of 2020

SOUTH SAN FRANCISCO, Calif., November 6, 2019 - Harpoon Therapeutics, Inc. (Nasdaq: HARP), a clinical-stage immunotherapy company developing a novel class of T cell engagers, today reported financial results for the third quarter and nine months ended September 30, 2019 and provided a corporate update.

“During the third quarter we made significant strides in the advancement of our novel T cell engagers, as we continue to advance our two clinical stage programs,” said Gerald McMahon, Ph.D., President and Chief Executive Officer of Harpoon Therapeutics. “We are also excited by the progress of our two preclinical TriTAC® programs, highlighted by the encouraging HPN328 data we recently presented at a medical meeting which further exemplifies the platform. We expect to present clinical data from both our HPN424 and HPN536 programs next year.”

Third Quarter 2019 Business Highlights and Other Recent Developments

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In October, Harpoon presented data on HPN328 for the treatment of small cell lung cancer at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics in Boston. The presentation demonstrated that HPN328 has the potential to be an efficacious, safe, and convenient therapeutic for patients with DLL3-expressing malignancies. HPN328 was well-tolerated in cynomolgus monkeys at 1 and 10 mg/kg and pharmacokinetic data support the potential for once weekly dosing.

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Patient enrollment and dose escalation continues in Phase 1 trial for HPN424 and Phase 1/2a trial for HPN536. Harpoon plans to present interim HPN424 results at a medical meeting in the first half of 2020 and plans to present proof of concept data for HPN536 in 2020.

Anticipated Milestones

•	HPN424 – present interim Phase 1 data in the first half of 2020 at a medical conference and initiate expansion cohort in 2020
•	HPN536 – present proof of concept data in 2020
•	HPN217 – submit IND by the end of 2019 and initiate Phase 1/2 trial in the first half of 2020
•	HPN328 – initiate Phase 1 trial in 2020

Third Quarter and Year-to-Date Financial Results

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Harpoon Therapeutics ended the third quarter of 2019 with $121.2 million in cash, cash equivalents, and marketable securities compared to $89.5 million as of December 31, 2018. The increase was due to approximately $70.7 million in net proceeds from Harpoon’s initial public offering, completed in February 2019, partially offset by cash used in operations.

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Net loss for the third quarter ended September 30, 2019 was $15.9 million compared to $6.8 million for the third quarter ended September 30, 2018. The net loss for the nine months ended September 30, 2019 was $41.3 million compared to $17.6 million in the first nine months of the prior year.

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Revenue for the third quarter of 2019 was $1.4 million compared to $1.1 million for the third quarter of 2018. For the nine months ended September 30, 2019, revenue was $3.5 million compared to $3.7 million for the nine months ended September 30, 2018. For the three months ended September 30, 2019, the increase was due to an increase in the recognized portion of the deferred $17.0 million upfront payment received by the company in October 2017 under the collaboration agreement with AbbVie. For the nine months ended September 30, 2019, the decrease was due to an upfront payment of $0.5 million recognized in the first quarter of 2018 related to the license agreement with Werewolf Therapeutics, Inc., offset by a $0.3 million increase in the portion of the upfront payment under the collaboration agreement with AbbVie recognized for the quarter ended September 30, 2019. During both the three and nine month periods, revenue primarily consisted of the recognized portion of the deferred $17.0 million upfront payment under the collaboration agreement with AbbVie.

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Research and development (R&D) expense for the third quarter of 2019 was $9.5 million compared to $5.9 million for the third quarter of 2018. For the nine months ended September 30, 2019, R&D expense was $28.9 million, compared to $17.7 million for the nine months ended September 30, 2018. The increase for both periods primarily arose from clinical development expenses and an increase in personnel-related expenses, which included conducting preclinical studies, the continuation of the clinical trials for HPN424 and HPN536, and manufacturing activities for four TriTAC product candidates in various stages of development.

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General and administrative (G&A) expense for the third quarter of 2019 was $8.5 million compared to $1.9 million for the third quarter of 2018. G&A expense for the nine months ended September 30, 2019 was $18.1 million compared to $3.9 million for the nine months ended September 30, 2018. The increase for both periods was due to higher expenses primarily related to legal fees associated with ongoing Maverick litigation, consulting and accounting services, an increase in headcount, and other professional services to support our ongoing operations as a public company.

About Harpoon Therapeutics

Harpoon Therapeutics is a clinical-stage immunotherapy company developing a novel class of T cell engagers that harness the power of the body’s immune system to treat patients suffering from cancer and other diseases. T cell engagers are engineered proteins that direct a patient’s own T cells to kill target cells that express specific proteins, or antigens, carried by the target cells. Using its proprietary Tri-

specific T cell Activating Construct (TriTAC®) platform, Harpoon is developing a pipeline of novel TriTACs initially focused on the treatment of solid tumors and hematologic malignancies. Harpoon’s first product, HPN424, targets PSMA and is in a Phase 1 trial for metastatic castration-resistant prostate cancer. Harpoon’s second product, HPN536, targets mesothelin and is in a Phase 1/2a trial for cancers expressing mesothelin, initially focused on ovarian and pancreatic cancers. For additional information about Harpoon Therapeutics, please visit www.harpoontx.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “target,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Harpoon Therapeutics’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Harpoon Therapeutics’ clinical development programs, future results or performance to differ significantly from those expressed or implied by the forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the timing of IND submissions, the progress, timing, scope and anticipated results of clinical trials, the timing of the presentation of data, the association of data with potential treatment outcomes, the development and advancement of product candidates, and the timing of development milestones for product candidates. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, and unexpected litigation or other disputes. Other factors that may cause Harpoon Therapeutics’ actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Harpoon Therapeutics’ filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Harpoon Therapeutics assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts:

Harpoon Therapeutics, Inc.

Georgia Erbez

Chief Financial Officer

media@harpoontx.com

Westwicke ICR

Robert H. Uhl

Managing Director

858-356-5932

robert.uhl@westwicke.com

Harpoon Therapeutics, Inc.

Statement of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue
Collaboration and license revenue	$1,417	$1,063	$3,543	$3,689
Total revenue	1,417	1,063	3,543	3,689
Operating expenses
Research and development	9,533	5,967	28,886	17,651
General and administrative	8,493	1,942	18,059	3,891
Total operating expenses	18,026	7,909	46,945	21,542
Loss from operations	(16,609)	(6,846)	(43,402)	(17,853)
Interest income	727	109	2,143	248
Other expense	(26)	(22)	(45)	(29)
Net loss	(15,908)	(6,759)	(41,304)	(17,634)
Other comprehensive loss:
Net unrealized gain (loss) on marketable securities	(25)	—	85	—
Comprehensive loss	$(15,933)	$(6,759)	$(41,219)	$(17,634)
Net loss per share, basic and diluted	$(0.65)	$(6.23)	$(1.95)	$(17.22)
Weighted-average shares used in computing net loss per share, basic and diluted	24,457,402	1,084,477	21,202,848	1,024,105

Harpoon Therapeutics, Inc.

Selected Balance Sheet Data

(Unaudited)

	September 30, 2019	December 31, 2018
	(in thousands)
Assets:
Cash, cash equivalents, and marketable securities	$121,227	$89,493
Total assets	142,388	102,580
Total liabilities	35,157	26,482
Total convertible preferred stock	—	129,577
Total stockholders' equity (deficit)	107,231	(53,479)

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